As filed with the Securities and Exchange Commission on February 26, 2024

Registration Statement No. 333-276771

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BONE BIOLOGICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2834	42-1743430
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

(781) 552-4452

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Frelick

Chief Executive Officer

Bone Biologics Corporation

2 Burlington Woods Drive, Suite 100

Burlington, MA 01803

(781) 552-4452

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alexander R. McClean, Esq. Margaret K. Rhoda, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, New York 14604 (585) 232-6500	Steven M. Skolnick, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, New York 10020 (212) 262-6700

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Bone Biologics Corporation is filing this Amendment No. 2 to its registration statement on Form S-1 (File No. 333-276771) solely to file Exhibits 10.18 and 10.19. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the placement agent fees, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$1,531.35
FINRA filing fee	2,056.25
Transfer agent and registrar fees	20,000.00
Accounting fees and expenses	25,000.00
Legal fees and expenses	120,000.00
Printing and engraving expenses	15,000.00
Miscellaneous	-
Total	$183,587.60

Item 14. Indemnification of Directors and Officers

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty to us or our stockholders, acted or failed to act (an omission) not in good faith or that involved intentional misconduct or a knowing violation of law, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL, or obtained an improper personal benefit. Our Amended and Restated Certificate of Incorporation, as amended (“Certificate of Incorporation”) provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Amended and Restated Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Amended and Restated Bylaws provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

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As of the date of this prospectus, we have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our Certificate of Incorporation against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification. In addition, we have obtained a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 15. Recent Sales of Unregistered Securities

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

●	On November 16, 2023, we sold registered shares of common stock in a registered direct offering and contemporaneously therewith sold unregistered warrants to purchase up to an aggregate of 142,384 shares of our common stock in a private placement, to certain institutional investors, for approximately $729,000. The warrants were sold in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder.
●	On November 16, 2023, we issued warrants to purchase up to an aggregate of 8,543 shares of our common stock to H.C. Wainwright (equal to 6.0% of the aggregate number of shares of common stock sold in a registered direct offering) in connection with the services it provided as placement agent in the registered direct offering and private placement, in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits to this registration statement included in the Exhibit Index are incorporated by reference.

EXHIBIT INDEX

Exhibit		Incorporated by reference (unless otherwise indicated)
Number	Exhibit Title	Form	File	Exhibit	Filing date

2.1	Agreement and Plan of Merger, dated as of September 19, 2014, by and among AFH Acquisition X, Inc., Bone Biologics Acquisition Corp., and Bone Biologics, Inc.	8-K	000-53078	2.1	September 25, 2014

2.2	Certificate of Merger as filed with the California Secretary of State effective September 19, 2014	8-K	000-53078	2.2	September 25, 2014

3.1	Amended and Restated Certificate of Incorporation of Bone Biologics Corporation	8-K	000-53078	3.1(i)	September 25, 2014

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Bone Biologics Corporation	8-K	000-53078	3.1	October 15, 2021

3.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Bone Biologics Corporation	8-K	001-40899	3.1	June 6, 2023

3.4	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Bone Biologics Corporation	8-K	001-40899	3.1	December 18, 2023

3.5	Amended and Restated Bylaws of Bone Biologics Corporation	8-K	001-40899	3.1	March 8, 2022

3.6	Amendment No. 1 to the Amended and Restated Bylaws of Bone Biologics Corporation	8-K	001-40899	3.1	October 24, 2023

4.1	Warrant Agent Agreement between the Company and Equiniti Trust Company dated as of October 13, 2021	8-K	000-53078	4.1	October 15, 2021

4.2	Form of Warrant (October 2021)	S-1	333-276771	4.2	January 30, 2024

4.3	Form of Representative’s Warrant (October 2021)	8-K	000-53078	1.1	October 15, 2021

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4.4	Warrant Agent Agreement between the Company and Equiniti Trust Company dated as of October 7, 2022	8-K	001-40899	4.1	October 11, 2022

4.5	Form of Series A Warrant (October 2022)	S-1	333-276771	4.5	January 30, 2024

4.6	Form of Series B Warrant (October 2022)	S-1	333-276771	4.6	January 30, 2024

4.7	Form of Series C Warrant (October 2022)	S-1	333-276771	4.7	January 30, 2024

4.8	Form of Representative’s Warrant (October 2022)	8-K	001-40899	1.1	October 11, 2022

4.9	Form of Warrant (November 2023)	S-3	333-276412	4.1	January 5, 2024

4.10	Form of Placement Agent Warrant (November 2023)	8-K	001-40899	4.2	November 20, 2023

4.11	Form of Warrant	S-1/A	333-276771	4.11	February 23, 2024

4.12	Form of Pre-Funded Warrant	S-1/A	333-276771	4.12	February 23, 2024

4.13	Form of Placement Agent Warrant	S-1/A	333-276771	4.13	February 23, 2024

5.1	Opinion of Harter Secrest & Emery LLP	S-1/A	333-276771	5.1	February 23, 2024

10.1+	Director Offer Letter, dated July 1, 2014, by and between Bruce Stroever and Bone Biologics Corporation	8-K	000-53078	10.4	September 25, 2014

10.2+	Form of Indemnification Agreement	S-1	333-276771	10.2	January 30, 2024

10.3+	Chief Operating Officer Employment agreement, dated June 8, 2015, by and between Bone Biologics Corporation and Jeffrey Frelick	10-Q	000-53078	10.2	August 14, 2015

10.4+	Employment Agreement dated December 17, 2021 between the Company and Deina Walsh	8-K	001-40899	10.1	December 22, 2021

10.5+	Form of Professional Services Agreement, dated January 8, 2016, by and between the Company and the Founders	8-K	000-53078	10.1	January 11, 2016

10.6+	Bone Biologics Corporation Non-Employee Director Compensation Policy	8-K	000-53078	10.1	January 4, 2016

10.7+	Bone Biologics Corporation 2015 Equity Incentive Plan	8-K	000-53078	10.3	January 4, 2016

10.8+	First Amendment to the Bone Biologics Corporation 2015 Equity Incentive Plan	Schedule 14A	001-40899	Appendix B	August 3, 2023

10.9+	Form of Stock Option Grant Notice and Option Agreement for the Bone Biologics Corporation 2015 Equity Incentive Plan	8-K	000-53078	10.4	January 4, 2016

10.10+	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement	8-K	000-53078	10.5	January 4, 2016

10.11	Option Agreement for the Distribution and Supply of Sygnal™ dated as of February 24, 2016	8-K	000-53078	10.3	February 26, 2016

10.12	Amended and Restated Exclusive License Agreement, dated as of March 21, 2019, by and between the Company and The Regents of the University of California	8-K	000-53078	10.1	April 16, 2019

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10.13	First Amendment to the Amended License Agreement dated August 13, 2020 between the Company and the Regents of the University of California	S-1/A	333-257484	10.40	October 7, 2021

10.14	Third Amendment to the Amended License Agreement dated June 8, 2022 between the Company and the Regents of the University of California	8-K	001-40899	10.1	June 9, 2022

10.15	Supply and Development Support Agreement dated March 3, 2022 between the Company and Musculoskeletal Transplant Foundation, Inc.	10-K	001-40899	10.30	March 15, 2022

10.16	Securities Purchase Agreement (November 2023)	S-3/A	333-276412	99.1	January 17, 2024

10.17	Form of Securities Purchase Agreement	S-1/A	333-276771	10.17	February 23, 2024

10.18*	Engagement Agreement between H.C. Wainwright & Co., LLC and the Company dated October 30, 2023	—	—	—	—

10.19*	Amendment No. 1 to Engagement Agreement between H.C. Wainwright & Co., LLC and the Company dated February 6, 2024	—	—	—	—

21.1	List of Subsidiaries	8-K	000-53078	21.1	September 25, 2014

23.1	Consent of Independent Registered Public Accounting Firm, Weinberg & Company, P.A.	S-1/A	333-276771	23.1	February 23, 2024

23.2	Consent of Harter Secrest & Emery LLP (included in Exhibit 5.1)	S-1/A	333-276771	5.1	February 23, 2024

24.1	Power of Attorney (included on the signature page to the Company's Registration Statement on Form S-1)	S-1	333-276771	4.2	January 30, 2024

101.INS*	Inline XBRL Instance Document	—	—	—	—

101.SCH*	Inline XBRL Taxonomy Extension Schema Document	—	—	—	—

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document	—	—	—	—

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document	—	—	—	—

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document	—	—	—	—

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document	—	—	—	—

104	Cover Page formatted in Inline XBRL and contained in Exhibit 101

107	Filing Fee Table	S-1	333-276771	107	January 30, 2024

* Filed herewith.

+ Management contract or compensatory arrangement.

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Item 17. Undertakings

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or are contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
	(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That,

(i)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Burlington, Commonwealth of Massachusetts, on February 26, 2024.

BONE BIOLOGICS CORPORATION

By:	/s/ Jeffrey Frelick
Name:	Jeffrey Frelick
Title:	Chief Executive Officer (Principal Executive Officer)

Signature	Title	Date

/s/ Jeffrey Frelick	Chief Executive Officer (Principal Executive Officer)	February 26, 2024
Jeffrey Frelick

*	Chief Financial Officer (Principal Financial Officer and	February 26, 2024
Deina H. Walsh	Principal Accounting Officer)

*	Director	February 26, 2024
Don R. Hankey

*	Director	February 26, 2024
Siddhesh Angle

*	Director	February 26, 2024
Robert Gagnon

*	Director	February 26, 2024
Bruce Stroever

* By:	/s/ Jeffrey Frelick	Attorney-in-Fact	February 26, 2024
Jeffrey Frelick

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